UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

401 Coors Blvd. N.W. Albuquerque, New Mexico 87121 (505) 831-9600 Fax (505) 831-4865 1-800-726-3250

May 11, 2006

Dear Shareholder;

Hello, here I am again.

Currently, Westland has not received your completed proxy card relating to the acquisition of Westland. Will you please fill out the blue proxy card with the date, sign your name exactly as it appears on the proxy and return it in the stamped envelope we have enclosed for your convenience?

If you have not received your proxy statement in the mail yet, or if you need another copy, please contact Westland’s Shareholder Department as soon as possible at (505) 831-9600 or (800) 726-3250.

The importance of the Vote: 67% of each class of the nearly 800,000 shares are required to complete the merger.

The Shareholder Meeting is scheduled to be held on June 8, 2006 at 9:00 AM, New Mexico time, at the Hotel Albuquerque (formerly the Sheraton Old Town) located at 800 Rio Grande Blvd NW, Albuquerque, New Mexico 87104.

Feel free to call the phone numbers above and ask for a person in the Shareholders Department to assist you. Those persons are: Marian Ordonez, Georgia Baca, or Emily Marquez and their assistants.

If you wish to discuss something further then call Robert Simon, Linda Blair, or Barbara Page at the same phone numbers.

Thank you.

Barbara Page
President & Chief Executive Officer

A DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER WAS FILED WITH THE SEC AND MAILED TO WESTLAND’S SHAREHOLDERS ON APRIL 24, 2006. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant materials and other documents filed by Westland with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of such documents filed with the SEC by contacting Westland Development Co., Inc., Robert Simon, at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., Robert Simon, 401 Coors Blvd, NW, Albuquerque, NM 87121.

HOW MUCH ARE YOUR SHARES WORTH?

# of Shares	Price Per Share	Value of Shares
10	266.23	$2,662.30
20	266.23	$5,324.60
30	266.23	$7,986.90
40	266.23	$10,649.20
50	266.23	$13,311.50
60	266.23	$15,973.80
70	266.23	$18,636.10
80	266.23	$21,298.40
90	266.23	$23,960.70
100	266.23	$26,623.00
110	266.23	$29,285.30
120	266.23	$31,947.60
130	266.23	$34,609.90
140	266.23	$37,272.20
150	266.23	$39,934.50
160	266.23	$42,596.80
170	266.23	$45,259.10
180	266.23	$47,921.40
190	266.23	$50,583.70
200	266.23	$53,246.00
250	266.23	$66,557.50
300	266.23	$79,869.00
350	266.23	$93,180.50
400	266.23	$106,492.00
450	266.23	$119,803.50
500	266.23	$133,115.00
550	266.23	$146,426.50
600	266.23	$159,738.00
650	266.23	$173,049.50
700	266.23	$186,361.00
750	266.23	$199,672.50
800	266.23	$212,984.00
850	266.23	$226,295.50
900	266.23	$239,607.00
950	266.23	$252,918.50
1000	266.23	$266,230.00
1500	266.23	$399,345.00
2000	266.23	$532,460.00
2500	266.23	$665,575.00
3000	266.23	$798,690.00
3500	266.23	$931,805.00
4000	266.23	$1,064,920.00
4500	266.23	$1,198,035.00
5000	266.23	$1,331,150.00
5500	266.23	$1,464,265.00
6000	266.23	$1,597,380.00
6500	266.23	$1,730,495.00
7000	266.23	$1,863,610.00
7500	266.23	$1,996,725.00
8000	266.23	$2,129,840.00
8500	266.23	$2,262,955.00
9000	266.23	$2,396,070.00
9500	266.23	$2,529,185.00
10000	266.23	$2,662,300.00
10500	266.23	$2,795,415.00
11000	266.23	$2,928,530.00
11500	266.23	$3,061,645.00
12000	266.23	$3,194,760.00
12500	266.23	$3,327,875.00
13000	266.23	$3,460,990.00
13500	266.23	$3,594,105.00
14000	266.23	$3,727,220.00
14500	266.23	$3,860,335.00
15000	266.23	$3,993,450.00
15500	266.23	$4,126,565.00
16000	266.23	$4,259,680.00
16500	266.23	$4,392,795.00
17000	266.23	$4,525,910.00
17500	266.23	$4,659,025.00
18000	266.23	$4,792,140.00
18500	266.23	$4,925,255.00
19000	266.23	$5,058,370.00
19500	266.23	$5,191,485.00
20000	266.23	$5,324,600.00

QUESTIONS AND ANSWERS

Q: Why am I receiving these materials?

A: Westland’s board of directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting.

Q: What is the date, time and place of the special meeting?

A: The special meeting will be held at 9:00 A.M. New Mexico time at the Hotel Albuquerque (formerly Sheraton Old Town), 800 Rio Grande Blvd. NW, Albuquerque, New Mexico on June 8, 2006.

Q: What am I being asked to vote on at the special meeting?

A: You are being asked to consider and vote upon a proposal to approve the merger agreement pursuant to which, among other things, SHNM will be merged with and into Westland with Westland as the surviving company, and Westland’s articles of incorporation will, pursuant to the terms of the merger agreement, be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock. If the merger agreement is approved, upon completion of the merger, shares of Westland common stock will be converted into the right to receive $266.23 per share in cash. You are also being asked to vote on the election of Westland’s Class C directors for terms that will expire in 2008.

Q: Why wasn’t the annual meeting of shareholders held in October or November as it has been in the past?

A: In 2005, Westland received several unsolicited offers from parties that were interested in acquiring Westland or substantially all of its assets. In September, Westland entered into a merger agreement (referred to in this proxy statement as the “original merger agreement”) with one of these parties – an entity named ANM Holdings, Inc. (“ANM”), pursuant to which ANM was to acquire Westland for $200.00 per share of Westland common stock. Negotiating the original merger agreement, responding to the proposals received after executing the original merger agreement, attending to Westland’s obligations set forth in the original merger agreement, and negotiating the amended and restated merger agreement with ANM and the original SHNM merger agreement diverted a significant amount of Westland’s staff away from traditional operating activities. Westland’s board of directors also initially believed the special meeting of shareholders to consider the ANM agreement would occur prior to the time tentatively scheduled for Westland’s annual meeting of shareholders. After Westland terminated the original agreement with ANM (as it was then amended) and entered into the merger agreement with SHNM, Westland’s board of directors determined it was appropriate to move forward with a meeting to elect three Class C directors to the board of directors, as would have been done at the annual meeting, in accordance with obligations Westland may have under its bylaws and state law. Because Westland’s bylaws currently require this election of directors to be conducted at a special meeting, rather than an annual meeting, Westland has chosen to use the special meeting to have shareholders vote on the merger agreement as well as the election of the Class C directors. If the merger is completed, the directors of SHNM immediately before the completion of the merger will be the initial directors of the surviving company and the Class C directors elected at the special meeting will no longer be directors of the surviving entity.

Q: What will I receive in the merger and how will the merger affect my dividends?

A: If the merger is completed, issued and outstanding shares of Westland common stock will be converted into the right to receive $266.23 per share in cash. You will no longer own your shares, will not have any continuing interest in Westland, and will not receive any further dividends.

Q: What does Westland’s business consist of?

A: Westland is a New Mexico corporation that is the successor to property interests of a Spanish land grant (the “Atrisco Land Grant”) currently amounting to approximately 46,400 acres and is also the owner of approximately 10,000 additional acres, all located on the west side of Albuquerque, New Mexico. Westland owns and develops portions of that land and sells it to persons and companies engaged in the business of constructing residential and business properties for sale or rent to others. In addition, it owns retail business properties in Albuquerque, New Mexico, and El Paso, Texas, that it leases to others. Westland common stock is not traded on any exchange. Westland’s articles of incorporation as now in effect prohibit transfer of its shares to anyone who is not an Atrisco Heir (as defined in Westland’s articles of incorporation). Consequently, its stock is typically traded in a limited market between sellers and qualified purchasers. Westland’s principal executive offices are located at 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121. Westland’s telephone number is (505) 831-9600. For additional information about Westland, see “Where You Can Find More Information”.

Q: Why is Westland proposing the merger?

A: Westland’s purpose in proposing the merger is to enable shareholders to vote whether to receive, upon completion of the merger, $266.23 per share in cash. Westland’s board of directors believes that the merger is in the best interests of Westland’s shareholders based, in part, because the cash consideration to be received by holders of Westland common stock is fair, from a financial point of view, to the Westland shareholders. For a more detailed discussion of the conclusions, determinations and reasons of Westland’s board of directors for recommending that Westland shareholders approve the merger on the terms of the merger agreement, see “Special Factors—Recommendation of Westland’s Board of Directors”. In addition, you are being asked to consider and vote on the election of Westland’s Class C directors.

Q: What will happen to Westland’s cemeteries after the merger and will Atrisco Heirs be able to be buried in the cemeteries without charge?

A: SHNM recognizes the historical and cultural nature of the cemeteries and has agreed to continue the burials of Atrisco Heirs and their spouses in the cemeteries upon payment of the cost of opening and closing the grave. There will continue to be no cost to Atrisco Heirs or their spouses for the burial plot. SHNM may choose to donate the cemeteries to a charitable organization that will agree to maintain them, consistent with historical practices.

Q: For years I have been told that there is oil and gas under Westland’s land. Is this true and was the value taken into consideration when the merger agreement was negotiated?

A: Westland’s management team does not know whether there is oil, natural gas, coal bed methane gas or any other natural resource under Westland’s land. Over the years there have been several exploration wells drilled on Westland’s land but all of those failed to encounter commercial quantities of oil or gas. While natural gas was found in at least some wells, none of these findings resulted in commercial production by those who drilled the wells. There are currently two oil and gas leases on part of the lands, but drilling attempts on one of the leases have been unsuccessful to date. Nevertheless, a recent proposal to lease all mineral acres owned by Westland for $600,000 has demonstrated renewed interests in drilling for oil and gas on Westland’s land. In evaluating whether or not to accept SHNM’s offer, Westland’s board of directors considered the possibility that oil and gas deposits may exist on Westland’s land, but viewed the SHNM offer to be acceptable in light of the highly speculative nature of these possibilities. Westland’s board also considered the recent proposal and determined that it neither changes its view of the value of Westland’s land nor alters its recommendation of the approval of the merger agreement. Furthermore, because the agreement with SHNM provides that any oil and gas revenues will be used to fund a trust established for the use and benefit of the heirs of the Atrisco Land Grant, the board of directors believes the community will be served in the event oil and gas is found on the land. See “The Merger Agreement—Covenants of SHNM” for a more detailed discussion of SHNM’s agreement to use oil and gas revenues, if any, for the benefit of the Atrisco heirs. While no persons have assured Westland that their oil and gas drilling efforts will be successful, those indicating an interest in leasing Westland’s lands have indicated that increases in oil and gas prices combined with recent advances in oil and gas technology lead them to believe that conditions are favorable for establishing commercial production from Westland’s land.

Q: Will I own any shares of SHNM after the completion of the merger?

A: No. Pursuant to the merger agreement, you will be paid $266.23 per share in cash for shares of Westland common stock you own and, after the merger is completed, you will have no ongoing ownership interest in the continuing business of the surviving company.

Q: What happens if I sell or transfer my shares before the special meeting?

A: The record date for the special meeting is June 8, 2006. If you held your shares on that date but subsequently transferred them to someone else before completion of the merger, you would retain your right to vote those shares at the special meeting, but not the right to receive payment for those shares. This right to receive the $266.23 per share in cash will pass to the person to whom you transferred your shares. You may transfer the right to vote these shares as well by giving a proxy to the purchaser if the purchaser is entitled to vote under Westland’s articles of incorporation.

Q: What is the recommendation of Westland’s board of directors with respect to the matters being voted upon?

A: Based on a number of factors, including the fairness opinion received from CBIZ Valuation Group, LLC, and other factors set forth in the section entitled “Special Factors—Recommendation of Westland’s Board of Directors,” Westland’s board of directors unanimously recommends that shareholders vote FOR approval of the merger agreement. Westland’s board of directors also unanimously recommends that Westland’s shareholders vote FOR the election of each of the nominated Class C directors.

Q: Why does Westland’s board of directors recommend that I vote to approve the merger agreement?

A: Westland’s board of directors recommends you vote FOR approval of the merger agreement because it believes that the merger is in the best interests of Westland’s shareholders. In considering the recommendation of Westland’s board of directors, you should be aware that Westland’s directors have interests in the merger that may be different than yours. Westland’s board of directors considered many factors in deciding to recommend the approval of the merger agreement, including the fact that the $266.23 per share to be received by Westland shareholders is significantly higher than both the price agreed to with a prior bidder and the price at which shares have been sold in the past. The factors considered by the board of directors are described in more detail under the heading “Special Factors—Recommendation of Westland’s Board of Directors”.

Q: What happened to the amended and restated merger agreement with ANM dated as of February 1, 2006?

A: Westland entered into the original merger agreement with ANM on September 30, 2005. Westland entered into an amended and restated merger agreement dated as of February 1, 2006, with the same parties that superseded the original merger agreement (referred to in this proxy statement as the “amended and restated merger agreement”). Westland terminated the amended and restated merger agreement on February 24, 2006, concurrently with Westland’s execution of the original SHNM merger agreement with SHNM. Pursuant to the terms of the amended and restated merger agreement, concurrently with Westland’s termination of the amended and restated merger agreement, Westland also paid ANM a termination fee in the amount of $5 million, which was funded by the SHNM deposit.

Q: If I oppose the merger, do I have dissenters’ rights or appraisal rights with respect to the merger?

A: If you are a shareholder who objects to the approval of the merger agreement, and if you comply with the procedures required under New Mexico law, you are entitled to dissenters’ rights to receive the statutorily determined “fair value” of your shares, which could be more or less than the purchase price of $266.23 per share to be paid pursuant to the merger agreement. To qualify for these rights, you must:

•	prior to or at the special meeting, deliver to Westland written notice of your objection to the merger;

•	not vote, in person or by proxy, in favor of the approval of the merger agreement;

•	if the merger agreement is approved, within 10 days after the special meeting, notify Westland in writing of your intent to exercise dissenters’ rights;

•	if within 30 days after the completion of the merger, you and Westland, as the surviving company, do not reach an agreement as to the fair value of your shares, and if Westland does not thereafter file a petition in court to make a judicial determination of the fair value, you may initiate proceedings in any court of competent jurisdiction located in Bernalillo County, New Mexico; and

•	comply with other procedures required by applicable law.

This procedure is described in more detail under the heading titled “The Merger—Dissenters’ Rights”. A copy of the relevant sections of the New Mexico Business Corporations Act is attached to this proxy statement as Appendix D. An executed proxy card that is not marked “against” or “abstain” will be voted FOR the approval of the merger agreement (and FOR ALL NOMINEES for Class C directors) and will disqualify you from demanding dissenters’ or appraisal rights. You may vote “against” or “abstain” from voting in connection with the merger agreement but separately vote “for” all Class C director nominees, and such a vote would still entitle you to exercise dissenters’ or appraisal rights.

Q: Is the merger subject to the satisfaction of any conditions?

A: Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”. These conditions include, among others, obtaining shareholder approval and antitrust clearance of the merger. If all the conditions are not satisfied or waived, the merger will not be completed.

Q: When do you expect the merger to be completed?

A: Westland’s board of directors is working to complete the merger as quickly as possible and expects to close by the end of 2006. However, Westland’s board of directors cannot predict the exact timing of the completion of the merger because not all of the conditions to the completion of the merger are within Westland’s or SHNM’s control. Please see “The Merger Agreement—Conditions to the Completion of the Merger” for a detailed description of the conditions to closing specified in the merger agreement.

Q: How will I receive my money upon completion of the merger?

A: SHNM made a good faith deposit of $10 million, $5 million of which was used to pay liquidated damages owed by Westland to ANM pursuant to the amended and restated merger agreement with ANM. When the original SHNM merger agreement was executed by SHNM and Westland, SHNM deposited an additional $100 million into a segregated account for the purpose of paying the merger consideration to Westland’s shareholders. If the closing occurs, SHNM has agreed to deposit the balance of the total amount of merger consideration into an account with Mellon Investor Services, LLC (the “paying agent”), the company that Westland has used to mail your dividend checks to you in the past. After the completion of the merger, the paying agent will send you a letter of transmittal with instructions for sending in your stock certificates and receiving the consideration owed to you pursuant to the merger agreement. When you properly return and complete the required documentation described in these written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q: What are the U.S. federal income tax consequences of the merger?

A: The receipt of cash in exchange for shares of Westland common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss will be equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the shares surrendered. For a more detailed explanation of the tax consequences of the sale, see “Material United States Federal Income Tax Consequences”. Tax matters are very complicated, and the tax consequences to you of the merger will depend on the facts of your particular situation. Westland urges you to consult your own tax advisor as to the specific tax consequences of the sale that may result from your individual circumstances, including the applicable federal, state, local, foreign and other tax consequences.

Q: What vote is required to approve the merger agreement?

A: Approval of the merger agreement requires the affirmative vote of shareholders holding at least two-thirds of the outstanding Westland no par value common stock and two-thirds of the outstanding Westland Class B common stock, each voting as a separate class. That means the holders of at least 473,218 shares of no par value common stock and 56,734 shares of Class B common stock must vote FOR approval of the merger agreement. Failure to vote or an abstention will have the same effect as a vote against the merger.

Q: What vote is required to elect the three Class C directors to the board of directors?

A: Westland’s bylaws state that the election of the Class C directors requires the affirmative vote of the holders of a majority of the shares of Westland no par value common stock and Class B common stock, voting together as a single class, present in person or by proxy at the meeting and entitled to vote thereon. If no nominee for a specific seat receives a majority, the incumbent director in that seat will remain on the board of directors. If, for any reason, any of the nominees become unavailable for election, which the board does not anticipate, the proxies will be voted for a substitute nominee to be designated by the board of directors.

Q: Is a quorum required to take action at the special meeting?

A: Yes. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Westland common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Q: What if I do not want to sell my shares?

A. If the holders of two-thirds of each class of the outstanding shares of Westland common stock approve the merger agreement and the other closing conditions set forth in the merger agreement are satisfied or waived, all shares of Westland common stock will be canceled and converted into the right to receive $266.23 per share, including those shares held by shareholders who do not vote to approve the merger, except for any dissenters’ shares. See “The Merger—Dissenters’ Rights”.

Q. What happens if the merger agreement is not approved at the special meeting?

A. If the merger agreement is not approved by the holders of at least two-thirds of each class of outstanding Westland common stock $5 million of the $10 million deposit Westland was provided by SHNM will be returned to SHNM and the merger will not be completed. The $5 million advanced to pay the liquidated damages owed by Westland to ANM will not be refunded to SHNM. In this event, Westland will continue in its present form and you will continue to own your shares of Westland common stock.

Q: Who can vote at the special meeting?

A: Holders of record of Westland no par value and Class B common stock at the close of business on April 19th, 2006 are entitled to vote at the special meeting. On that date, 709,827 shares of no par value common stock and 85,100 shares of Class B common stock were outstanding and entitled to vote.

Q: Do Westland’s board of directors and executive officers own shares of Westland common stock?

A: Members of Westland’s board of directors and certain of Westland’s executive officers together own approximately 1.16% of Westland’s outstanding no par value common stock and 50.35% of Westland’s outstanding Class B common stock.

Q: Are Westland’s directors and officers voting in favor of the approval of the merger agreement?

A: Westland’s directors and officers plan to vote their shares in favor of the approval of the merger agreement.

Q: Are Westland’s directors receiving 35,000 shares of Westland Class B common stock in connection with the merger?

A: No. Initially, it was believed that additional shares of Class B common stock were to be issued to Westland’s board of directors pursuant to a resolution adopted by the board of directors in 1998 (and amended in 2002 and 2004) that provides for the issuance of additional shares to Westland’s directors upon a threatened change in control. These resolutions were adopted as a defensive measure to deter an attempted hostile takeover of Westland. After executing the original SHNM merger agreement, the board of directors revisited the question of whether it was appropriate for Westland to issue these shares and determined that the merger did not meet the requirements of the resolutions granting these shares. In light of the foregoing, such shares will not be issued in connection with the merger. Because of this change, the original SHNM merger agreement was amended on April 5, 2006, to, among other things, clarify that these additional shares of Class B common stock will not be awarded to Westland’s directors. As a result of this clarification, the merger consideration that would have otherwise been paid to the directors in respect of the 35,000 shares of Westland Class B common stock was reapportioned to all shares of Westland common stock, increasing the per share purchase price being paid by SHNM from $255.00 per share to $266.23 per share.

Q: Will Westland’s directors or officers receive any other payment as a result of the merger?

A: No. Six of Westland’s officers and/or directors currently have employment or consulting agreements with Westland that will not be extinguished by the merger. Pursuant to the terms of these employment agreements, if the employment of any of these people should be terminated without cause at any time before or after the merger is completed, they would be entitled to substantial severance payments. If the employment agreements are not terminated, this severance payment will not be triggered pursuant to their terms. However, Sosimo Padilla, the chairman of our board of directors, and Barbara Page, Westland’s president, chief executive officer and chief financial officer, have each waived these severance benefits under their existing consulting and employment agreements, respectively. The employment agreements are discussed under “Special Factors—Interests of Westland’s Officers and Directors in the Merger”.

Q: How do I vote my shares?

A: After you read and carefully consider the information contained in this proxy statement, including its appendices, please mark your choice on the proxy with an “X”, sign your name as it is printed on the proxy, date the proxy as of the date you sign it and return promptly the enclosed proxy card in the enclosed addressed and stamped envelope to Westland Development Co., Inc., 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121, as soon as possible so that your shares may be represented at the special meeting. You will probably receive only one proxy statement and proxy for this election as all of your shares are likely recorded under one control listing, even if your shares are issued in one or more variations on your name. However, if you receive more than one proxy card from Westland, please complete all of them and return them to Westland. You should complete, date, sign your name as it appears on the proxy (DO NOT PRINT YOUR NAME) and return each of the completed proxies to Westland in the enclosed addressed and stamped envelope. Failure to return your proxy card or vote in person at the special meeting will have the same effect as a vote against the approval of the merger agreement, but will have no effect on the election of directors.

Q: May I vote in person?

A: Yes, you may also vote your shares in person at the special meeting. Westland will pass out written ballots to anyone who wants, and is entitled, to attend and to vote at the special meeting. Submitting a proxy will not affect your right to vote in person if you decide to attend the special meeting.

Q: Should I send in my stock certificates now?

A: No. Do not send in your stock certificates with your proxy. A letter of instructions for the surrender of stock certificates will be mailed to shareholders of record after the effective time of the merger.

Q: If the merger is completed, how will I receive the cash for my shares?

A: If the merger is completed, within 5 days you will be contacted by Mellon Investor Services, LLC, which will serve as the paying agent and will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions.

Q: What happens if I do not indicate how to vote my proxy?

A: If you sign and send in your proxy, but do not include instructions on how to vote your shares, your shares will be voted FOR approval of the merger agreement and FOR ALL NOMINEES for election as Class C board members and in the discretion of the proxy holders on any other business that may properly come before the special meeting.

Q: What happens if I do not return a proxy?

A: Not returning your proxy will have the same effect as voting against approval of the merger agreement and will have no effect on the election of the three Class C Directors.

Q: Can I change my vote after I have mailed my signed proxy?

A: Yes. You can change your vote at any time before the voting at the special meeting in one of three ways:

•	first, you can deliver a written notice stating that you would like to revoke your proxy to the address on the back page of this proxy statement on or before the business day prior to the special meeting;

•	second, you can complete and submit a later-dated proxy to the address below prior to the special meeting; or

•	third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy. You must vote at the special meeting in order to revoke your previously submitted proxy.

Q: What will happen to the church that Westland owns?

A: SHNM recognizes the historical significance of the church. In 1994, this church was leased to a religious group pursuant to a 30-year lease with a fifteen-year renewal option. After the completion of the merger, Westland, as the surviving company, will continue to be the lessor in the lease.

Q: I was told that Westland’s management was accused of engaging in insider trading. What is the status of that complaint?

A complaint alleging that members of Westland’s board of directors engaged in insider trading was filed with the New Mexico Securities Division, which investigated the allegations. On February 20, 2006, the New Mexico Securities Division announced that it had completed its investigation of the allegations and that the Division had found nothing to indicate that any of the members of Westland’s board of directors had violated the New Mexico Securities Act.

Q: Who can help answer my questions about the proposals?

A: If you have any questions about the proposals presented in this proxy statement, please contact:

Mr. Joe S. Chavez, Secretary or

Ms. Barbara Page, President

Westland Development Co., Inc.

401 Coors Blvd. N.W.

Albuquerque, NM 87121

Telephone: (505) 831-9600 or

(800) 726-3250